Exhibit 10.20

Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is made the twenty third of September 2013 by and between Occidental Development Group, Inc., a Nevada corporation (the "Company", “Occidental”) and Michael F. Holloran (the "Executive").

WHEREAS, Occidental carries on a real estate development business in the North American market (the "Occidental Business");

WHEREAS, the Executive currently serves as Chief Executive Officer and a Director of Occidental;

WHEREAS, Occidental desires to confirm the terms of services of the Executive and the Executive agrees with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and intending to be legally bound hereby, Occidental and the Executive agree as follows:

1.        SERVICES; DUTIES.

(a)

SERVICES AND ENGAGEMENT PERIOD. Occidental shall engage the Executive to 1) serve as Chief Executive Officer of Occidental or its successor entity for a period of not more than 4 months or until a successor is appointed, 2) to serve as Director and Chairman of the Board of Directors - any such director responsibilities to be in a non executive capacity, to provide consulting services as deemed necessary by the CEO and/or committees of the Board of Directors  ( in aggregate the "Employment Period") commencing on the date hereof (the "Effective Date") and continuing thereafter for a term of five years until the fifth anniversary of the Effective Date unless terminated in accordance with the provisions of this Agreement.

(b) OFFICES, DUTIES AND RESPONSIBILITIES. The Executive shall report directly and solely to the Board of Directors of Occidental (the "Board") and the CEO as appropriate. Throughout the Services Period, Occidental shall cause Executive to be a member of the Board and a member of all committees of the Board (including any executive committee or nominating committee) other than the Audit Committee, and other than any special committees on which he might be regarded as a self-interested member. The Executive shall have all duties and authority customarily accorded a Director.

2.

COMPENSATION AND FRINGE BENEFITS.

(a) ANNUAL COMPENSATION. Occidental shall compensate the Executive (the "Compensation") at the rate of US$120,000 per year during the Services Period payable in not less than quarterly installments. On the anniversary of the date of this Agreement the Compensation for the Executive shall be increased by an amount equal to not less than five percent (5%) of the Compensation paid to the Executive during the immediately preceding year during the Services Period. Further compensation increases, if any, shall be approved by the Board in its sole discretion. At the sole discretion of the Executive, each installment can be paid either in cash or accrued for payment in a combination of cash and shares. In each month that payment is made through the issuance of shares, the amount payable shall be deemed to have been earned on the day with the lowest closing price of the Company’s shares during the month and the number of shares of Common Stock of the Company issued shall be equal to the amount payable in shares divided by the lowest closing price of the Company’s shares during the month.

(b) FRINGE BENEFITS. During the Services Period, the Executive also shall be entitled to participate in group health, dental and disability insurance programs, and any deferred compensation, supplemental life insurance or other benefit plans, if any, as are generally made available by Occidental to the senior executives of Occidental, and shall be entitled to a vehicle allowance of $500 per month. The Executive shall be entitled to reimbursement of documented expenses reasonably incurred in connection with travel and entertainment related to Occidental's business and affairs. Occidental reserves the right to modify or terminate from time to time the fringe benefits provided to the senior management group, provided that Occidental shall not modify or terminate the Executive's group health, dental or disability insurance coverage during the Services Period.

(c) STOCK OPTIONS. Subject to the terms and conditions of Occidental's Stock Option Plan (a copy of which has been provided to the Executive) and to applicable laws, regulations, rules and policies, including without limitation, the policies and listing requirements of any stock exchange on which Occidental's securities are listed for trading, the Executive will be entitled to receive not less than 20% of the options granted to the aggregate of Directors, Officers, Consultants and employees, if any, in each fiscal year for which this Agreement remains in effect.

(d) WORK-RELATED TRAVEL. The Executive shall be entitled to business class airline tickets, if he considers it appropriate, when he is required to fly for the purposes of Occidental Business.

(e) VACATION. The Executive shall be entitled to eight (8) weeks paid vacation in each twelve consecutive month period during the Services Period. Such vacation time shall be planned consistent with Executive's duties and obligations hereunder.

(f)

KEY MAN INSURANCE. During the term of this Agreement the Company agrees to maintain in full force and effect Key Man Insurance on the Executive in an amount not less than $US 1 million. Should the Executive die under any circumstances during the term of the Agreement, the first use of funds from the Company’s Key Man Insurance policy will be to fully pay the Executives estate any and all monies owed by the Company to the Executive including but not limited to outstanding compensation, outstanding loans and debentures, interest, expense accounts, etc.

3.

TRADE SECRETS; RETURN OF DOCUMENTS AND PROPERTY.

(a) Executive acknowledges that during the course of his engagement he has received, and will continue to receive, secret, confidential and proprietary information ("Trade Secrets") of Occidental and of other companies with which Occidental does business on a confidential basis and that Executive will create and develop Trade Secrets for the benefit of Occidental. Trade Secrets shall include, without limitation, (a) custom databases, "know-

how," formulae, secret processes or machines, inventions, computer programs (including documentation of such programs), and (b) matters of a business nature, such as customer data and proprietary information about costs, profits, markets and sales, customer databases, and other information of a similar nature to the extent not available to the public, and plans for future development. All Trade Secrets disclosed to or created by the Executive shall be deemed to be the exclusive property of Occidental. The Executive acknowledges that Trade Secrets have economic value to Occidental due to the fact that Trade Secrets are not generally known to the public or the trade and that the unauthorized use or disclosure of Trade Secrets is likely to be detrimental to the interests of Occidental and its subsidiaries. The Executive therefore agrees to hold in strict confidence and not to disclose to any third party any Trade Secret acquired or created or developed by the Executive during his engagement by Occidental except (i) when the Executive is required to use or disclose any Trade Secret in the proper course of the Executive's rendition of services to Occidental hereunder, (ii) when such Trade Secret becomes public knowledge or is generally known in the industry among executives comparable to the Executive other than through a breach of this Agreement, or (iii) when the Executive is required to disclose any Trade Secret pursuant to any valid court order in which the Executive is compelled to disclose such Trade Secret. The Executive shall notify Occidental immediately of any such court order in order to enable Occidental to contest such order's validity. For a period of two (2) years after termination or the Services Period, the Executive shall not use or otherwise disclose Trade Secrets unless such information (i) becomes public knowledge or is generally known within Occidental’s business sector among executives comparable to the Executive other than through a breach of this Agreement, (ii) is disclosed to the Executive by a third party who is entitled to receive and disclose such Trade Secret, or (iii) is required to be disclosed pursuant to any valid court order, in which case the Executive shall notify Occidental immediately of any such court order in order to enable Occidental to contest such order's validity.

(b) Upon the effective date of written notice of Occidental's election to terminate this Agreement, the Executive (or his heirs or personal representatives) shall deliver to Occidental all documents, materials and other property belonging to Occidental, including all documents and materials containing or otherwise relating to Trade Secrets which are in the possession or under the control of the Executive (or his heirs or personal representatives). The Executive shall be entitled to keep his personal records relating to Occidental's business and affairs except to the extent those contain documents or materials described in the preceding sentence, in which case Executive may retain copies for his personal and confidential use.

4.

DISCOVERIES AND WORKS. All discoveries and works made or conceived by the Executive during his engagement by Occidental, jointly or with others, that relate to the Occidental Business ("Discoveries and Works") shall be owned by Occidental. Discoveries and Works shall include, without limitation, inventions, computer programs (including documentation of such programs), technical improvements, processes and drawings. The Executive shall (i) promptly notify, make full disclosure to, and execute and deliver any documents reasonably requested by, Occidental to evidence or better assure title to such Discoveries and Works in Occidental, (ii) assist Occidental in obtaining or maintaining for itself at its own expense United States and foreign copyrights, trade secret protection or other protection of any and all such Discoveries and Works, and (iii) promptly execute, whether during his engagement by Occidental or thereafter, at Occidental's expense, all applications or other endorsements necessary or appropriate to maintain copyright and other rights for Occidental and to protect its title thereto.

5.

TERMINATION. This Agreement shall remain in effect during the Services Period, provided that this Agreement and Executive's services with Occidental may be terminated by Occidental as follows:

(a) at any time after the third anniversary of the Effective Date without "cause" (as defined below), in which event the Executive shall be entitled to receive the following benefits through the remainder of the Services Period as if this Agreement had remained in effect until the end of such five-year Services Period: (i) his then current Compensation; and (ii) all other benefits provided pursuant to Section 2(b) of this Agreement in full satisfaction of all of Occidental's obligations under this Agreement and in respect of the termination of the Executive's services with Occidental.

(b) at any time for "cause", in which event, Occidental, in full satisfaction of all of Occidental's obligations under this Agreement and in respect of the termination of the Executive's services with Occidental, shall pay the Executive his Compensation and all other benefits provided pursuant to Section 2(b) and reimbursement through the date of termination of his services. For purposes of this Agreement, Occidental shall have "cause" to terminate the Executive's services hereunder upon (i) the continued and deliberate failure of the Executive to perform his material duties, in a manner substantially consistent with the manner reasonably prescribed by the Board and in accordance with the terms of this Agreement (other than any such failure resulting from his incapacity due to physical or mental illness), which failure continues for ten (10) business days following the Executive's receipt of written notice from the Board specifying the manner in which the Executive is in default of his duties, (ii) the engaging by the Executive in intentional serious misconduct that is materially and demonstrably injurious to Occidental or its reputation, which misconduct, if it is reasonably capable of being cured, is not cured by the Executive within ten (10) business days following the Executive's receipt of written notice from the Board specifying the serious misconduct engaged in by the Executive, (iii) the conviction of the Executive of commission of a felony involving a crime of moral turpitude, whether or not such felony was committed in connection with Occidental's business, or (iv) any material breach by the Executive of Section 7 hereof.

In addition, this Agreement and Executive's services with Occidental may be terminated by the Executive in the event Occidental makes an assignment into bankruptcy or is adjudged bankrupt by a court of competent jurisdiction, or if Occidental is in material breach of its obligations to the Executive under this Agreement and Occidental fails to cure such breach within ten (10) business days following receipt of written notice from the Executive specifying the manner or substance of such breach.

In the event the Executive's services with Occidental are terminated pursuant to the provisions of this Section 5, the Executive will be deemed to have resigned as a director of Occidental and as a member of any executive committees of Occidental as of and effective on the date of such termination. The Executive will execute and deliver to Occidental such written form of resignation from such positions as Occidental may reasonably request, provided such written resignation shall not prejudice the rights, if any, the Executive may have against Occidental in respect of such termination.

6.

DISABILITY; DEATH.

(a) If, prior to the expiration or termination of the Services Period, the Executive shall be unable to perform substantially his duties by reason of disability or impairment of health for at least six consecutive calendar months, Occidental shall have the right to terminate this Agreement by giving sixty (60) days written notice to the Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. Following the expiration of the notice period, the Services Period shall terminate with the payment of the Executive's Compensation for the month in which notice is given, and there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits. In the event of a dispute as to whether the Executive is disabled within the meaning of this paragraph (a), or the duration of any disability, either party may request a medical examination of the Executive by a doctor appointed by the Chief of Staff of a hospital selected by mutual agreement of the parties, or as the parties may otherwise agree, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether the Executive has become disabled and the date when such disability arose. The cost of any such medical examinations shall be borne by Occidental.

(b) If, prior to the expiration or termination of the Services Period, the Executive dies, Occidental shall pay to the Executive's estate his Compensation to the date on which the Executive's death occurred, at which time the Services Period shall terminate without further notice and there will be no forfeiture, penalty, reduction or other adverse effect upon any vested rights or interests relating to any Fringe Benefits. In addition, Occidental will continue to extend normal medical benefits to the spouse and minor children of the Executive for a period of six (6) months from the date of death of the Executive.

7.      NON-COMPETITION; NON-SOLICITATION.

(a) As an inducement for Occidental to enter into this Agreement, the Executive agrees that for a period commencing as of the Effective Date and running through the earlier of (i) the end of the Services Period if the Executive remains employed by Occidental for the entire Services Period, (ii) the end of the compensation continuation period provided for in Section 5(a) if the Executive is terminated without "cause" pursuant to Section 5(a), or (iii) one year following termination of the Executive's services by Occidental for "cause" as defined in Section 5(b) hereof, or by the Executive for any reason other than as set forth in the last paragraph of Section 5 above (the "Non-Competition Period"), the Executive shall not, without the prior written consent of the Board, engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, in the conduct or management of, or own any stock or any other equity investment in or debt of, any business in which Occidental is then engaged and which is competitive with the Occidental Business, provided that the Executive shall not be restricted from owning not more than 5% of the voting securities of any entity whose business competes with the Occidental Business where such securities are listed for trading on a nationally recognized stock exchange.

(b) In addition to the foregoing, the Executive agrees that for a period of one year following termination of the Executive's services by Occidental pursuant to Sections 5 (a) or 5(b) hereof, or by the Executive for any reason (the "Non-Solicitation Period") he will not (for his own benefit or for the benefit of any person or entity other than Occidental), without the prior written consent of Occidental, solicit, hire or retain, or assist any person or entity other than Occidental to solicit, hire or retain, any officer, director, executive or employee (other than an administrative or clerical employee) employed by Occidental or any of its affiliates during any part of the Services Period.

(c) The Executive acknowledges and agrees, solely for purposes of determining the enforceability of this Section 7 (and not for purposes of determining the amount of money damages or for any other reason), that (i) the markets served by Occidental are national and international and are not dependent on the geographic location of executive personnel or the businesses by which they are employed; (ii) the length of the Non-Competition Period and the Non-Solicitation Period is linked to the term of the Services Period and the severance benefit provided for in Section 5 (a); and (iii) the above covenants are manifestly reasonable on their face, and the parties expressly agree that such restrictions have been designed to be reasonable and no greater than is required for the protection of Occidental. In the event that the covenants in this Section 7 shall be determined by any court of competent jurisdiction in any action to be unenforceable by reason of their extending for too great a period of time or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

8.

INDEMNIFICATION; LIABILITY INSURANCE. The Executive shall be entitled to indemnification and coverage under Occidental's liability insurance policy for directors and officers to the same extent as other directors and officers of Occidental.

9.

ENFORCEMENT. The Executive acknowledges that a breach of the covenants or provisions contained in Sections 3, 4, and 7(a) of this Agreement may, and a breach of the covenants or provisions contained in Section 7(b) will, cause irreparable damage to the Occidental Business, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, the Executive agrees that if the Executive breaches any of the covenants or provisions contained in Sections 3, 4, and 7 of this Agreement, in addition to any other remedy which may be available at law or in equity, Occidental shall be entitled to seek specific performance and injunctive relief.

10.

SEVERABILITY. Should any provision of this Agreement be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Agreement, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.

ASSIGNMENT. The Executive's rights and obligations under this Agreement shall not be assignable by the Executive. Occidental's rights and obligations under this Agreement shall not be assignable by Occidental except as incident to the transfer, by merger or otherwise, of all or substantially all of the business of Occidental. In the event of any such assignment by Occidental, all rights of Occidental hereunder shall inure to the benefit of the assignee.

12.

NOTICES. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method, provided that: in such case it shall also be sent by certified or registered mail, return receipt requested; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. Unless otherwise changed by notice, in each case notice shall be sent to:

If to Executive, addressed to: Ian E. Gilbey 33722 Avenida Calita, San Juan Capistrano CA 92675	If to Occidental, addressed to: Occidental Development Group, Inc. 256 South Robertson Blvd Beverly Hills, CA 90211 Attention: Chairman of the Board

13.

MISCELLANEOUS- This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The validity, interpretation, performance and enforcement of the Agreement shall be governed by the laws of the State of California. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year

/s/ Michael F. Holloran ____________________________ Michael F. Holloran	Occidental Development Group, Inc. /s/ Ian E. Gilbey By:_______________________________